Exhibit 10.1

LETTER OF INTENT
February 3, 2023

FOMO WORLDWIDE, INC., and/or assigns a California corporation (“Buyer”) is pleased to present the following non-binding letter of intent (“LOI”) for the acquisition by Buyer of all the assets of ______________, a Pennsylvania corporation (“Company”), which is owned by ______________ (“Seller”), subject to the general terms and conditions set forth herein (“Transaction”).

This LOI summarizes the principal terms of the proposed Transaction. In consideration of the time and expense devoted and to be devoted by the parties with respect to the proposed Transaction, Sections 5e and 6 below in this LOI shall be a binding obligation of the parties. No other provisions in this LOI shall constitute legally binding obligations upon the parties; other legally binding obligations will only arise if and when a definitive agreement and any additional agreements are executed and delivered by the parties. Accordingly, the proposed transaction will be subject to both further negotiation and the execution of a written purchase and sale agreement.

This LOI is further conditioned on the completion of due diligence, legal and accounting review, documentation that is satisfactory to all parties, and the successful raise by the Buyer of certain financing, if any. This LOI shall be governed in all respects by the laws of the State of Pennsylvania, without regard to its conflict of law provisions. The parties are reminded there is a non-disclosure agreement already in place and those terms govern the confidentiality of this LOI and ongoing efforts related to this Transaction.

1.	Terms of the Offer	This LOI is based on the following terms:

		a)	An Asset Purchase Agreement (“APA”) between Seller and the Buyer that will contain customary terms and conditions and provide for the purchase of all of the Seller’s assets related to the Company (debt-free) for a purchase price of $400,000 (four hundred thousand dollars) (the “Purchase Price”), to be paid as follows:

			1.	$150,000 cash at close, plus

			2.	$150,000 of Series B Preferred Stock priced at $0.50 per share (i.e., 300,000 Series B Preferred Stock based on a common stock price of $0.0005 and a 1-1,000 conversion ratio), plus

			3.	$100,000 cash in 1 year after close, subject to exceeding $1 million in revenue for the full year (the “Earn-out”) after Closing (defined below), plus

			4.	Seller’s participation in stock options as an employee, as per Board approval.

		b)	As a condition to Closing, Buyer expects certain employees to continue employment on terms acceptable to Buyer. As such, Buyer is to meet and interview each employee for consideration of ongoing employment after Closing. Additionally, ______________ must agree to a minimum one-year employment agreement and bonus package, beginning with the Closing Date, at an annual salary equal to the rate of pay in 2022 for ______________ and bonus package to be confirmed. Additionally, ______________ must agree to a non-competition and non-solicitation agreement from the Closing Date until 5-years after the end of his employment with the Buyer (the “Condition”), which would include a non-solicitation of the Company’s past, current, and prospective customers currently engaged in discussion with the Company.

2.	Financing Contingency	The Transaction would be subject to certain conditions precedent being satisfied, including without limitation, acceptable financing to be secured by Buyer, board and shareholder approvals as necessary, possible regulatory approvals, and execution of definitive agreements.

3.	Expiration	This LOI expires on February 3, 2023 if not countersigned.

4.	Assumptions	With respect to the Company, the following must be acceptable to Buyer:

		a)	Execution of an APA and related definitive agreements as soon as practical but not later than May 31, 2023 (the “Closing” and such date, the “Closing Date”).

		b)	Seller’s cooperation with due diligence requests and fulfillment of the conditions herein.

		c)	There being no material adverse change in the business of the Company (financial, trading, or otherwise), profit, or prospects of the Company prior to Closing of the Transaction (for clarity, relative to conditions now and anticipated short-term performance).

5.	Principal Terms and Conditions	The LOI is subject to the following additional principal terms and conditions:

		a)	That from the date of acceptance of this LOI until the Closing Date, the business and operations of the Company will be carried out in the ordinary and usual course of business, and that the Company will not enter into any contract or arrangement that is extraordinary and/or not in accordance with customary provisions of business or which might adversely affect the Company.

		b)	Buyer and its financing partner being satisfied with the results of commercial, financial, tax, and legal due diligence of the Company (the “Due Diligence”).

		c)	The Company’s management, shareholders, and board of directors (as well as Seller and any advisers or consultants) will fully cooperate with Buyer and its advisers, including Elmcore Securities LLC. Seller’s cooperation presumes a reasonable expenditure of time appropriate and normal for a transaction of this nature.

		d)	Satisfactory legal documentation, including but not limited to the APA containing such provisions, covenants, warranties, and indemnities appropriate and normal for a transaction of this nature.

		e)	Through the Closing Date, Seller agrees to an exclusivity and no-shop provision in order for the Buyer to complete the proposed Transaction, including that Seller and its equity holders, directors, officers, employees, representatives and agents will not discuss or pursue any sale, recapitalization, liquidation or other disposition of the Company, any sale or transfer of any capital stock or any assets of the Company or any interest therein, or any transaction, investment, recapitalization, or sale similar to the proposed Transaction with any other party, or provide any information regarding the Company to any other party other than the Buyer. In the event that the Company violates this exclusivity and no-shop provision, the Company shall reimburse the Buyer for all costs and expenses through the time of discovery by the Buyer.

f)	Neither the Buyer, nor Seller, nor the Company, nor their respective affiliates, shareholders, or representatives will make any press release or public announcement concerning the existence or completion of the Transaction contemplated hereby without the prior written approval of the other parties hereto.

g)	Representations and Warranties of Buyer: The Buyer agrees to reasonable and customary reps and warranty language to be included in the definitive APA; which will survive through Buyer’s payment of the Earn-out and beyond in certain circumstances yet to be determined and negotiated between the Buyer and Seller. These representations and warranties will include, but not be limited to, assurances in regard to: the best efforts of the Buyer to retain the Seller’s business and customers; the providing of current updated information to the Seller, upon Company’s request and at reasonable intervals, about sales upon which the Earn-out is based; the right of Seller to contact the Company’s customers solely for the purpose of inducing them to continue to do business with the Buyer; for the period of the Earn-out, a prohibition on the sale by Buyer of customer accounts to a 3rd party without Seller’s consent; and Buyer not being able to discriminate in the pricing or terms of service offered between the customers whose accounts are being sold and Buyer’s other customers.

h)	Sales and Transfer Taxes: Each of the parties will pay their respective sales and transfer taxes, if any, arising from this transaction.

6.	Costs	Each of Buyer and Seller will be responsible for their own costs and expenses in relation to the proposal in this LOI, the definitive agreements, and any conditions contained herein. Each party shall indemnify and hold the other harmless from any claims of brokers or finders claiming through it. Buyer shall be solely responsible for any sums claimed due by Elmcore.

7.	Good Faith Negotiation	Following the execution of this LOI, the parties will negotiate all definitive agreements in good faith, consistent with the principles and other terms set forth in this LOI, which are necessary to effect the contemplated Transaction in form and substance mutually satisfactory to the parties. If the parties are unable to complete the Transaction by the Closing Date, the obligation to continue negotiating shall cease and this LOI shall terminate, unless extended by mutual agreement.

[Signatures appear on following page.]

Agreed and accepted by the parties:

For and on behalf of Buyer		For and on behalf of Seller

Signature:		Signature:

By:	Vikram Grover	By:

Title:	CEO	Title:	President and CEO

Date:	February 3, 2023	Date:	February 3, 2023

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